EXHIBIT 99.1

Contact: Brian Turner
Chief Financial Officer 425-943-8444

COINSTAR ANNOUNCES SECOND QUARTER RESULTS OF $43.1 MILLION IN REVENUE

AND $0.19 EARNINGS PER SHARE

Announces Success in Rural Pilot and Increases Viable Universe to 16,000 – 18,000

BELLEVUE, Wash.—July 31, 2003—Coinstar Inc. (Nasdaq: CSTR) today announced results for the three and six month periods ended June 30, 2003.

Highlights for the second quarter of 2003 were as follows:

•	Quarterly revenue—$43.1 million

•	209 new net installs

•	7.6% same store sales growth

•	EBITDA[1] increased 18.1% to $13.9 million (see Appendix A)

•	Free cash flow[2] of $8.7 million (see Appendix A)

•	Total debt decreased by $3.6 million to $30.5 million

For the second quarter of 2003, Coinstar Inc. reported revenues of $43.1 million and net income of $4.2 million or $0.19 per fully diluted share. This compares to second quarter 2002 revenues of $37.9 million and net income of $636,000 or $0.03 per fully diluted share. Net income for the second quarter of 2002 includes a $3.8 million charge relating to the early retirement of debt. For the six months ended June 30, 2003, revenues were $81.1 million versus $71.1 million for the prior period. Net income for the six months was $8.2 million versus $350,000 while fully diluted earnings per share were $0.37 versus $0.02. Net income for the first half of 2002 includes a $6.3 million charge relating to the early retirement of debt.

Dave Cole, chief executive officer of Coinstar Inc. stated, “Despite the decision to part ways with Safeway, the core business performed well during the quarter and we are optimistic about some recent developments. Our core coin processing business showed solid gains in new unit placements and same store sales while our revenues for the quarter were the highest in company history. These gains benefit our retail partners in the form of increased store traffic, extra spending power, and increased revenue share.”

EBITDA increased 18.1% for the quarter to $13.9 million or 32.2% of revenues in the second quarter, compared to $11.8 million or 31.0% in the second quarter a year ago. Driving the improvement in both absolute dollars and margin were tight expense controls and the benefits from economies of scale.

Recent Events

On July 9, 2003, Coinstar announced that due to the inability to reach mutually acceptable economic terms, the Safeway Inc. supermarket chain and Coinstar Inc. decided to end their nine-year relationship. Safeway represented approximately 9.5 percent of Coinstar’s revenue in the second quarter of 2003.

Coinstar announced today that due to the successful results from pilots in rural markets, the company believes the consolidated viable universe for Coinstar® machines is now 16,000 – 18,000, an increase of 2,000 machines.

“The vast amount of operational data provided by our unique network allowed us to continually refine our cost structure over the past several months, and we are now confident of our ability to profitably operate the business in select rural markets,” said Rich Stillman, president of Coinstar Inc. “Our goal is to continue to drive down costs to expand the viable universe even further.”

The company announced that it is formally rolling-out two new products, prepaid wireless TOP-UP™ and Truth™ prepaid MasterCard® Cards, that have been in 50+ unit pilots since earlier this year. Retailer acceptance has been strong with approximately 200 retailers signing up for the new products. This is double the installations management had previously expected by December 31, 2003. Accordingly, the company is increasing its target to secure 350 to 400 locations by year end.

Share Repurchase

For the three months ended June 30, 2003, the company repurchased 284,000 shares at an average price of $18.72 per share. The aggregate expenditure totaled $5.3 million.

Since the inception of the program, the Board of Directors has authorized aggregate repurchases of $30 million plus the proceeds from option and ESPP plans. The company has repurchased 772,000 shares for an aggregate expenditure of $15.8 million. It is the company’s intent to be active in the repurchase market in the current and future quarters as permitted by SEC rules and regulations and other factors.

Updated 2003 Expectations

Based on the current outlook, Coinstar Inc. anticipates the following guidance for the full year ending December 31, 2003:

•	Revenues—$170 to $175 million

•	EBITDA[1]—$53.0 to $57.5 million[3] (see Appendix A)

•	Fully diluted, fully taxed earnings per share—$0.74 to $0.85

The company is also establishing third quarter guidance for the period ending September 30, 2003:

•	Revenues—$47.0 to 48.0 million

•	EBITDA[1]—$15.5 to $16.5 million[4] (see Appendix A)

•	Fully diluted, fully taxed earnings per share—$0.23 to $0.27

Coinstar will address 2004 guidance on its third quarter conference call.

Conference Call

Coinstar Inc. announced that a conference call to discuss the second quarter will be broadcast live over the Internet today, Thursday, July 31, 2003, at 4:30 p.m. Eastern time. The Webcast will be hosted at the Invest section of Coinstar’s Web site at www.coinstar.com.

About Coinstar Inc.

Coinstar Inc. owns and operates the only multi-national network of supermarket-based machines that offer self-service coin counting and other electronic services. The company has more than 10,000 machines linked by a sophisticated interactive network throughout the United States, as well as in Canada and the United Kingdom.

# # #

This press release contains forward-looking statements relating to Coinstar Inc.’s anticipated growth and future operating results that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include statements relating to Coinstar’s financial performance for the third quarter and full year of 2003. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results include, but are not limited to, the ability to bring new and repeat customers to Coinstar® machines, the ability to obtain new agreements with potential retail partners for the installation of Coinstar units and the retention of the current agreements with our existing retail partners on terms that are not materially adverse to the company, the ability to attract customers currently using Coinstar machines at Safeway markets to other locations, our ability to manage expenses and reduce costs to offset expected revenue loss from the discontinuance of the Safeway relationship, the successful deployment and operation of our coin processing network, additional potential competitors, legal or governmental regulatory action and uncertainties relating to the ultimate success of new business initiatives, including but not limited to the ability to attract customers and reach agreements with retail and other partners. These and other risks are more fully described under the caption “Risk Factors” included in the most recent reports filed with the Securities and Exchange Commission by Coinstar Inc. These forward-looking statements reflect Coinstar Inc.’s expectations as of July 31, 2003. Coinstar Inc. undertakes no duty or obligation to update the information provided herein.

Coinstar is a registered trademark of Coinstar Inc. TOP-UP is a trademark of Pukka Inc., Coinstar Inc.’s wholly-owned subsidiary. All other trademarks are the property of their respective owners.

Appendix A

(in thousands unless otherwise noted)

Pro Forma Results

Pro forma results are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (“GAAP”). Pro forma results are not a substitute for measures computed in accordance with GAAP. Definitions of such pro forma measurements are provided below. These definitions are provided to allow the reader to reconcile pro forma data and GAAP. Our pro forma results may be different from the presentation of financial information by other companies.

1) EBITDA represents earnings before net interest expense, income taxes, depreciation, amortization and other income/expense. We believe EBITDA is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness, repurchase our common stock and for purposes of calculating certain debt covenants. In addition, management uses such pro forma measures internally to evaluate the Company’s performance and manage its operations. See the final page of this document for reconciliation of most comparable GAAP measurements to EBITDA.

2) We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. Free cash flow may be reconciled from net cash provided by operations, the most directly comparable GAAP measure, as follows:

Quarter ended June 30, 2003
Net cash provided by operations	$24,334
Changes in operating assets and liabilities	(10,702)
Capital expenditures	(4,969)

Free cash flow	$8,663

3) Full year 2003 EBITDA reconciliation

	Guidance Range
	$53.0 million	-	$57.5 million
Net cash provided by continuing operations	$52,700		$57,200
Changes in operating assets and liabilities	(900)		(900)
Net interest and other expense	1,200		1,200

EBITDA	$53,000		$57,500

4) Third quarter 2003 EBITDA reconciliation

	Guidance Range
	$15.5 million	-	$16.5 million
Net cash provided by continuing operations	$8,200		$9,200
Changes in operating assets and liabilities	7,000		7,000
Net interest and other expense	300		300

EBITDA	$15,500		$16,500

Coinstar, Inc.

Consolidated Statements of Operations1

(in thousands, except per share data)

(unaudited)

	Three months ended		Six months ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenue	$43,102	$37,918	$81,099	$71,083
Expenses:
Direct operating	18,568	16,448	35,852	31,637
Sales and marketing	2,634	2,789	3,338	3,323
Product research and development	1,524	1,344	2,817	2,578
Selling, general and administrative	6,487	5,572	12,320	11,346
Depreciation and amortization	6,680	6,363	13,060	12,973

Income from operations	7,209	5,402	13,712	9,226
Other income (expense):
Interest income	56	87	127	180
Interest expense	(336)	(1,017)	(694)	(2,718)
Early retirement of debt	—	(3,836)	—	(6,308)
Other	(4)	—	57	(30)

Income before income tax expense	6,925	636	13,202	350
Income tax expense	(2,676)	—	(5,011)	—

Net income	$4,249	$636	$8,191	$350

Net income (loss) per share:
Basic	$0.20	$0.03	$0.38	$0.02
Diluted	$0.19	$0.03	$0.37	$0.02

Weighted shares outstanding:
Basic	21,545	21,794	21,655	21,667
Diluted	21,942	22,780	22,045	22,703

Capital Expenditures
Consolidated capital expenditures	$4,969	$5,207	$11,538	$9,669

[1]	These consolidated statements of operations are prepared in accordance with accounting principles generally accepted in the United States of America.

Coinstar, Inc.

Consolidated Balance Sheets1

(in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,894	$41,560
Cash due to retailers	65,563	61,283
Deferred income taxes	10,161	10,096
Prepaid expenses and other current assets	5,162	2,409

Total current assets	117,780	115,348

Property and equipment:
Coinstar units	165,644	156,182
Computers	9,431	8,882
Office furniture and equipment	1,353	1,291
Leased vehicles	4,302	4,314
Leasehold improvements	696	681

Total property and equipment	181,426	171,350
Accumulated depreciation	(121,301)	(110,807)

Total property and equipment, net	60,125	60,543
Deferred income taxes	34,792	39,719
Other assets, net	2,010	1,026

Total assets	$214,707	$216,636

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,952	$3,176
Accrued liabilities payable to retailers	65,563	61,283
Accrued liabilities	9,137	10,180
Current portion of long-term debt and capital lease obligations	16,555	14,916

Total current liabilities	94,207	89,555
Long-term debt and capital lease obligations	13,970	21,830

Total liabilities	108,177	111,385

Stockholders’ equity:
Common stock	188,880	187,473
Accumulated deficit	(67,162)	(75,353)
Treasury stock	(15,786)	(7,496)
Accumulated other comprehensive income	598	627

Total stockholders’ equity	106,530	105,251

Total liabilities and stockholders’ equity	$214,707	$216,636

[1]	These consolidated balance sheets are prepared in accordance with accounting principles generally accepted in the United States of America.

Coinstar, Inc.

Selected Consolidated Quarterly Financial Data

(in thousands, except per share and unit data)

(unaudited)

	Three months ended
	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
Number of new Coinstar units installed, net	252	134	586	278
Installed base of Coinstar units at end of period	8,856	8,990	9,576	9,854
Designated marketing areas	129	132	142	143
Average age of network for the period (months)	31.7	33.5	34.7	36.0
Average units installed	8,667	8,917	9,314	9,669
Dollar value of coins processed	$351,476	$396,200	$402,864	$374,377

Revenue	$31,245	$35,176	$35,731	$33,165
Annualized revenue per average installed unit	14,422	15,780	15,346	13,720

Direct operating expense	13,798	15,667	15,729	15,189
Sales and marketing	2,501	3,176	3,141	534
Product research and development	989	1,108	1,068	1,234
Selling, general and administrative	5,946	5,400	5,931	5,774

EBITDA[1,2]	$8,011	$9,825	$9,862	$10,434
EBITDA margin (%)[3]	25.6%	27.9%	27.6%	31.5%

Depreciation and amortization	6,483	6,394	6,709	6,610
Interest and other expense, net	1,873	1,862	1,961	1,638
Early retirement of debt	—	—	—	2,472

Income (loss) from continuing operations before income tax benefit (expense)	$(345)	$1,569	$1,192	$(286)

Income (loss) per share from continuing operations before income tax benefit (expense):
Basic	$(0.02)	$0.07	$0.05	$(0.01)
Diluted	$(0.02)	$0.07	$0.05	$(0.01)

[1] Reconciliation of GAAP measurement to EBITDA:
Net cash provided by operating activities from continuing operations	$15,130	$12,375	$12,751	$5,726
Changes in operating assets and liabilities	(8,929)	(4,235)	(4,798)	3,706
Other non-cash items	(63)	(177)	(52)	(636)
Net interest and other expense	1,873	1,862	1,961	1,638

EBITDA	$8,011	$9,825	$9,862	$10,434

[2]	For discussion and use of these measures, see above under “Pro Forma Results” or refer to Coinstar’s Annual Report on Form 10-K for the year ended December 31, 2002.
[3]	EBITDA margin represents EBITDA as a percentage of Revenue.

Coinstar, Inc.

Selected Consolidated Quarterly Financial Data

(in thousands, except per share and unit data)

(unaudited)

	Three months ended
	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003
Number of new Coinstar units installed, net	251	267	334	138	209
Installed base of Coinstar units at end of period	10,105	10,372	10,706	10,844	11,053
Designated marketing areas	145	146	150	153	156
Average age of network for the period (months)	37.5	39.0	40.6	42.6	44.3
Average units installed	9,938	10,244	10,551	10,782	10,976
Dollar value of coins processed	$428,689	$486,259	$472,155	$430,775	$488,885

Revenue	$37,918	$42,941	$41,651	$37,997	$43,102
Annualized revenue per average installed unit	15,261	16,768	15,791	14,095	15,708

Direct operating expense	16,448	18,141	18,010	17,284	18,568
Sales and marketing	2,789	2,711	3,239	704	2,634
Product research and development	1,344	1,170	1,249	1,293	1,524
Selling, general and administrative	5,572	5,284	5,510	5,833	6,487

EBITDA[1,2]	$11,765	$15,635	$13,643	$12,883	$13,889
EBITDA margin (%)[3]	31.0%	36.4%	32.8%	33.9%	32.2%

Depreciation and amortization	6,363	6,409	6,428	6,380	6,680
Interest and other expense, net	930	468	365	226	284
Early retirement of debt	3,836	—	—	—	—

Income (loss) from continuing operations before income tax benefit (expense)	$636	$8,758	$6,850	$6,277	$6,925

Income (loss) per share from continuing operations before income tax benefit (expense):
Basic	$0.03	$0.40	$0.31	$0.29	$0.32
Diluted	$0.03	$0.38	$0.30	$0.28	$0.32

[1] Reconciliation of GAAP measurement to EBITDA:
Net cash provided by operating activities from continuing operations	$16,842	$10,775	$17,334	$1,467	$24,334
Changes in operating assets and liabilities	(5,728)	4,434	(4,094)	11,097	(10,702)
Other non-cash items	(279)	(42)	38	93	(27)
Net interest and other expense	930	468	365	226	284

EBITDA	$11,765	$15,635	$13,643	$12,883	$13,889

[2]	For discussion and use of these measures, see above under “Pro Forma Results” or refer to Coinstar’s Annual Report on Form 10-K for the year ended December 31, 2002.
[3]	EBITDA margin represents EBITDA as a percentage of Revenue.